Exhibit 21.1



                   HEALTH CARE PROPERTY INVESTORS, INC.


List of Subsidiaries

Texas HCP, Inc., a Maryland corporation

HCPI Mortgage Corp., a Delaware corporation

HCPI Charlotte, Inc., a Delaware corporation

HCPI Knightdale, Inc., a Delaware corporation

Texas HCP G.P., Inc., a Delaware corporation

HCPI Trust, a Maryland real estate investment trust